UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or Section 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): August 2, 2022

Semtech Corporation

(Exact name of registrant as specified in its charter)

Delaware
(State or other jurisdiction of incorporation)
001-06395		95-2119684
(Commission File Number)		(IRS Employer Identification No.)

200 Flynn Road Camarillo, California	93012-8790
(Address of principal executive offices)	(Zip Code)

805-498-2111

Registrant’s telephone number, including area code

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Exchange Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.01 per share	SMTC	The Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01	Entry into a Material Definitive Agreement.

Arrangement Agreement

On August 2, 2022, Semtech Corporation, a Delaware corporation (“Semtech”), Sierra Wireless, Inc., a corporation existing under the Canada Business Corporations Act (“Sierra Wireless”), and 13548597 Canada Inc., a corporation formed under the Canada Business Corporations Act, and a wholly owned subsidiary of Semtech (the “Purchaser”), entered into an Arrangement Agreement (the “Arrangement Agreement”), pursuant to which, among other things, Purchaser will acquire all of the issued and outstanding common shares of Sierra Wireless (the “Arrangement”). The Arrangement will be implemented by way of a plan of arrangement (the “Plan of Arrangement”) in accordance with the Canada Business Corporations Act and is subject to approval by the Supreme Court of British Columbia (the “Court”), and the securityholders of Sierra Wireless, among other customary closing conditions for a transaction of this nature and size.

On the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, at the effective time of the Arrangement (the “Effective Time”), each common share of Sierra Wireless that is issued and outstanding immediately prior to the Effective Time will be transferred to the Purchaser in consideration for the right to receive $31.00 USD per share of Sierra Wireless’ common shares (“Per Share Consideration”), in an all-cash transaction representing a total enterprise value of approximately $1.2 billion.

Each of Semtech, Purchaser and Sierra Wireless has made customary representations, warranties and covenants in the Arrangement Agreement, including as to Sierra Wireless, covenants regarding the conduct of its business prior to the closing of the Arrangement.

At the Effective Time, on the terms and subject to the conditions of the Arrangement Agreement and the Plan of Arrangement, (i) each option to purchase common shares of Sierra Wireless (“Option”) that is outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to have vested and shall be deemed to be assigned and surrendered by the holder of such Option to Sierra Wireless in exchange for, in respect of each Option for which the Per Share Consideration exceeds the applicable exercise price, an amount in cash from Sierra Wireless equal to the Per Share Consideration less the applicable exercise price in respect of such Option, less any applicable withholdings, and (ii) (A) each restricted stock unit and phantom restricted stock unit (“RSU”) outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to have vested; and (B) each performance stock unit (“PSU”and together with the Options and RSUs, the “Incentive Securities”) outstanding immediately prior to the Effective Time (whether vested or unvested) shall be deemed to have vested at the applicable vesting percentage and, in each case, transferred by the holder of such RSU or PSU to Sierra Wireless in exchange for an amount in cash equal to the Per Share Consideration with such amounts to be paid to the applicable holders net of any applicable withholdings and each such RSU and PSU shall immediately be cancelled.

The closing of the Arrangement is conditioned on (i) the adoption of a resolution approving the Arrangement (the “Arrangement Resolution”) by: (A) the affirmative vote of at least 66 2/3% of the votes cast on the Arrangement Resolution by shareholders of Sierra Wireless present in person or represented by proxy at the Meeting (as defined below); (B) the favorable vote of holders of at least 66 2/3% of the votes cast on the Arrangement Resolution by the shareholders of Sierra Wireless and holders of Incentive Securities combined, present in person or represented by proxy at the Meeting; and (C) the favorable vote of holders of not less than a simple majority of the votes cast on the Arrangement Resolution by shareholders of Sierra Wireless present in person or represented by proxy at the Meeting, excluding for this purpose votes attached to common shares held by persons described in items (a) through (d) of Section 8.1(2) of Multilateral Instrument 61-101 – Protection of Minority Security Holders in Special Transactions of the Canadian Securities Administrators; (ii) receipt of applicable regulatory approvals, including approvals under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), from the Federal Trade Commission and the U.S. Department of Justice and approval under the Competition Act (Canada); (iii) the issuance of interim and final orders approving the Arrangement by the Court in form and substance acceptable to each of Semtech and Sierra Wireless, acting reasonably; (iv) the absence of any law, injunction or other governmental order that prohibits the consummation of the Arrangement; and (v) other customary closing conditions, including the accuracy of the other party’s representations and warranties (subject to certain materiality qualifications), and each party’s compliance with its covenants and agreements contained in the Arrangement Agreement.

The Arrangement Agreement contains certain termination rights for both Semtech and Sierra Wireless, including, among others, where (i) the Arrangement is not consummated on or before January 3, 2023, which may be extended to February 3, 2023 and March 3, 2023 in certain circumstances (as so extended, the “Outside Date”) if needed to obtain the required regulatory approvals, including under the HSR Act and the Competition Act (Canada); (ii) a law or order comes into effect prohibiting consummation of the Arrangement and such law or order has become final and non-appealable; or (iii) the Arrangement Resolution is not approved at the meeting of securityholders of Sierra Wireless held for such purpose (the “Meeting”). Further Semtech has a separate termination right if, among other things, Sierra Wireless board of directors changes or withdraws its recommendation at any time prior to the Arrangement Resolution being approved. Sierra Wireless has a separate termination right if its Board of Directors authorizes Sierra Wireless to enter into a superior proposal (related to an unsolicited proposal) in accordance with the terms of the Arrangement Agreement at any time prior to the Arrangement Resolution being approved. Additionally, each of Semtech and Sierra Wireless has a separate termination right if the other party breaches its representations, warranties or covenants in a manner that would cause certain conditions precedent to be unfulfilled and incapable of being satisfied by the Outside Date.

The foregoing summary of the Arrangement Agreement and the transactions contemplated thereby does not purport to be a complete description of all the parties’ rights and obligations under the Arrangement Agreement and is qualified in its entirety by reference to the full text of the Arrangement Agreement, which is filed hereto as Exhibit 2.1 and incorporated herein by reference.

The Arrangement Agreement has been included as Exhibit 2.1 hereto to provide investors and stockholders with information regarding the terms of the Arrangement. It is not intended to provide any other factual information about Semtech or Sierra Wireless. The representations, warranties, covenants and agreements contained in the Arrangement Agreement, which were made only for purposes of that agreement and as of specific dates, may be subject to limitations agreed upon by the contracting parties (including being qualified by confidential disclosures made for the purposes of allocating contractual risk between the parties to the Arrangement Agreement instead of establishing these matters as facts) and may be subject to standards of materiality applicable to the contracting parties that differ from those applicable to investors and stockholders. Moreover, information concerning the subject matter of the representations and warranties may change after the date of the Arrangement Agreement, which subsequent information may or may not be fully reflected in the Semtech’s or Sierra Wireless’ public disclosures. The Arrangement Agreement should not be read alone, but should instead be read in conjunction with the other information regarding Semtech that is or will be contained in, or incorporated by reference into, the Forms 10-K, Forms 10-Q and Forms 8-K and other documents that the Semtech files or has filed with the Securities and Exchange Commission.

Support and Voting Agreement

In connection with the Arrangement Agreement, certain members of Sierra Wireless’s management and all of the members of Sierra Wireless’ board of directors (collectively, the “Sierra Wireless Holders”) entered into separate support and voting agreements with Semtech (each, a “Voting Agreement”) whereby, among other things, each Sierra Wireless Holder, in his or her capacity as a securityholder and not in his or her capacity as a director or officer of Sierra Wireless has agreed (i) to vote or cause to be voted all Sierra Wireless common shares and Incentive Securities held in favor of the Arrangement and against any resolution that could reasonably be expected to adversely affect the likelihood of completion of the Arrangement, and (ii) not to sell, transfer, pledge or assign any such shares, subject to customary exceptions.

The Voting Agreements terminate upon the earliest of (i) the Effective Time; (ii) the termination of the Arrangement Agreement in accordance with its terms; or (iii) the Purchaser decreases the amount of the consideration without such Sierra Wireless Holder’s consent.

The foregoing description of the Voting Agreements is qualified in its entirety by reference to the full text of the form of Voting Agreement, which is filed hereto as Exhibit 10.1 and incorporated herein by reference.

Item 7.01	Regulation FD Disclosure.

On August 2, 2022, Semtech and Sierra Wireless issued a joint press release announcing the entry into the Arrangement Agreement. A copy of the press release is attached hereto as Exhibit 99.1 and is incorporated herein by reference. Semtech is also furnishing as Exhibit 99.2 and Exhibit 99.3 to this Current Report on Form 8-K a slide presentation used by Semtech in connection with an investor call held at 3:00 p.m. Pacific Time (6:00 p.m. ET) on August 2, 2022 to discuss the Arrangement and a transcript of such investor call, respectively.

The information contained in Item 7.01, including Exhibits 99.1, 99.2 and 99.3, shall not be deemed “filed” for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be, or be deemed, incorporated by reference in any filings under the Securities Act of 1933, as amended (the “Securities Act”), unless Semtech specifically states that the information is to be considered “filed” under the Exchange Act or incorporates it by reference into a filing under the Securities Act or the Exchange Act.

Item 8.01	Other Events.

In connection with the entry into the Arrangement Agreement, Semtech entered into a commitment letter, dated as of August 2, 2022 (the “Commitment Letter”) with JPMorgan Chase Bank, N.A. (“JPM”), pursuant to which JPM has committed to provide (a) a backstop of certain amendments to Semtech’s existing revolving credit facility and (b) a 364-day bridge loan facility in the aggregate principal amount of $1,151 million, subject to certain mandatory commitment reductions customary for a bridge loan facility. JPM’s obligations under the Commitment Letter are subject to certain customary conditions, including the consummation of the Arrangement in material respects in accordance with the terms and conditions of the Arrangement Agreement.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits.

Exhibit Number	Description

2.1*	Arrangement Agreement, dated as of August 2, 2022, by and among Semtech Corporation, Sierra Wireless, Inc. and 13548597 Canada Inc.

10.1	Form of Support and Voting Agreement.

99.1	Joint Press Release of Semtech Corporation and Sierra Wireless, Inc. issued on August 2, 2022.

99.2	Investor Presentation, dated August 2, 2022.

99.3	Transcript of Investor Call held August 2, 2022.

104	Cover Page Interactive Data File (embedded within the inline XBRL document).

*	Portions of this exhibit, consisting solely of personally identifiable information, have been omitted in accordance with Item 601(a)(6) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 3, 2022	SEMTECH CORPORATION

	By:	/s/ Emeka N. Chukwu
	Name:	Emeka N. Chukwu
	Title:	Chief Financial Officer